DIME COMMUNITY BANCSHARES, INC. REPORTS EARNINGS
Quarterly EPS of $0.34 excluding $37.5 million Gain on Real Estate Sale;
Annualized loan and deposit growth exceeding 30% in most recent quarter

Brooklyn, NY – April 28, 2016 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "bank"), today reported financial results for the quarter ended March 31, 2016.  Consolidated net income was $50.0 million, or $1.36 per diluted share, for the quarter ended March 31, 2016, compared to $11.4 million, or $0.31 per diluted share, for the quarter ended December 31, 2015, and $11.8 million, or $0.33 per diluted share, for the quarter ended March 31, 2015.
During the quarter ended March 31, 2016, the Company recognized an after tax gain of $37.5 million, or $1.02 per diluted share on a consolidated basis, on the sale of Williamsburg real estate now serving as its back office operations center. Excluding this gain, the Company's net income was $12.6 million, or $0.34 per diluted share, during the March 2016 quarter.
In a separate transaction, on March 16, 2016, the bank announced that it contracted to sell its remaining Williamsburg owned-property, at a price of $12.3 million. That transaction is scheduled to close during the first quarter of 2017, and is expected to generate an after-tax gain between $5 million and $6 million. It is also the last remaining owned-property of significant value on the books of the bank.
Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "We began 2016 on a very successful note, generating $50 million of additional capital from both ongoing operations and the sale of real estate holdings.  During the most recent quarter, excluding the impact of the real estate sale transaction, we achieved 10% growth in earnings per share from the previous quarter, and over 30% annualized growth in both loans and deposits." It also now appears that the bank will abandon its efforts to identify an income-producing property as a means to utilize the proceeds of the property sale (and defer taxes), as the economics of such a transaction were not deemed sufficiently compelling. "The decision not to enter into a 1031 exchange does not materially alter the expected future returns resulting from the sale of our existing property," noted Mr. Palagiano.
According to President and Chief Operating Officer Kenneth J. Mahon, the bank will seek to keep its headquarters in Brooklyn. "Dime is the largest bank headquartered in Brooklyn, having been founded in Williamsburg in 1864. Our Board has made the commitment to remain in the borough, where we employ approximately 200 people." The bank anticipates opening three new Brooklyn branches, where work is already underway, before the end of this year.

Management's Discussion of Quarterly Operating Results
•	Net Interest Margin
Net Interest Margin ("NIM") was 2.80% during the quarter ended March 31, 2016, compared to 2.88% during the December 2015 quarter, and 2.80% during the March 2015 quarter.  Income recognized from loan prepayment activity, which varies from quarter to quarter, had a positive impact on the Company's NIM during each of the reporting periods presented. For the first quarter 2016, income from prepayment activity totaled $2.6 million, benefiting NIM by twenty-two basis points, compared to $2.7 million, or twenty-three basis points, during the quarter ended December 31, 2015. During the most recent quarter, the average yield on interest earning assets declined by eight basis points (excluding prepayment income), while the average cost of funds declined by one basis point. "Core" NIM, which excludes the impact of prepayment income, was 2.58% during the March 2016 quarter, down from 2.65% in the December 2015 quarter, and 2.71% during the March 2015 quarter. The reductions resulted primarily from a lower average yield on earning assets.
The average yield on real estate loans, exclusive of the impact of prepayment income, declined six basis points during the most recent quarter, as the average interest rate on amortized/satisfied loans continued to exceed the interest rate on newly originated loans. The decline in average yield on real estate loans was the primary contributor to the eight basis point decline in the average yield on interest earnings assets (excluding prepayment income) during the most recent quarter.
The one basis point decline in the average cost of funds during the most recent quarter resulted primarily from an eleven basis point reduction in the average cost of borrowings.
•	Net Interest Income
Net interest income was $34.6 million in the quarter ended March 31, 2016, $1.0 million above the $33.6 million reported in the December 2015 quarter, and $4.5 million above the $30.1 million reported in the March 2015 quarter. The additions from both the December 2015 and March 2015 quarters resulted from higher quarterly average interest earning assets, which, for the quarter ended March 31, 2016, exceeded the December 2015 quarter by $297.7 million and March 2015 quarter by $653.8 million. Also contributing to the growth in net interest income during the March 2016 quarter compared to the March 2015 quarter was $1.4 million of interest expense recognized in the March 2015 quarter from the prepayment of a Federal Home Loan Bank of New York advance.
•	Provision/Allowance for Loan Losses
A loan loss credit (negative provision) of $21,000 was recorded during the most recent quarter, due primarily to both the beneficial impact of the rolling 4-year charge-off experience and net recoveries of $20,000 recognized during the period, which offset any provision required as a result of portfolio growth during the period.
•	Non-Interest Income
Non-interest income was $69.7 million during the quarter ended March 31, 2016.  Excluding the $68.2 million pre-tax gain on the sale of real estate recognized during the period, non-interest income was $1.5 million for the quarter ended March 31, 2016, a reduction of $225,000 from the December 2015 quarter, due primarily to lower administrative fees collected on portfolio loans in the March 2016 quarter.  Excluding a $1.4 million gain on the sale of securities, non-interest income totaled $1.9 million during the March 2015 quarter.
•	Non-Interest Expense
Non-interest expense was $17.9 million in the quarter ended March 31, 2016, up $1.7 million from the December 2015 quarter and $4.0 million from the March 2015 quarter, and approximately $400,000 above the $17.5 million projected level. The increase from the December 2015 quarter reflected $1.0 million of additional marketing expense from retail banking initiatives, an additional $225,000 of expense related to settlement of a bankruptcy claim, and $324,000 of additional salary and benefits expense from ongoing increases.
The increase above the $17.5 million forecast resulted primarily from a combination of the $225,000 bankruptcy claim expense (which was not forecasted), and higher FDIC insurance expense that reflected higher than forecasted asset growth.
The $4.0 million increase in non-interest expense from the March 2015 quarter primarily reflected a non-recurring $3.4 million reduction in expense recognized in the March 2015 quarter from the curtailment of post-retirement health benefits.
Non-interest expense was 1.38% of average assets during the most recent quarter, compared to 1.32% during the December 2015 quarter. The efficiency ratio approximated 49% during the March 2016 quarter.
•	Income Tax Expense
The effective income tax rate approximated 42% during the March 2016 quarter, and will remain so throughout 2016, due primarily to this year's gain from sale of real estate.
Management's Discussion of the March 31, 2016 Balance Sheet
Total assets were $5.52 billion at March 31, 2016, up $493.4 million, or 9.8%, from December 31, 2015.
•	Real Estate Loans
Real estate loan portfolio growth was $360.1 million on a net basis for the quarter.  Real estate loan originations were $376.8 million, at a weighted average interest rate of 3.25%.  Of this amount, $56.1 million represented loan refinances from the existing portfolio. Loan amortization and satisfactions totaled $169.4 million, or 13.9% (annualized) of the quarterly average portfolio balance, at an average rate of 3.78%. In addition, during the March 2016 quarter, the bank purchased $151.8 million of participations in well-secured New York City multifamily/mixed use real estate loans with an average yield approximating 3.23%. The average yield on the loan portfolio (excluding income recognized from prepayment activity) was 3.57% during the quarter ended March 31, 2016, compared to 3.63% during the December 2015 quarter, and 3.79% during the March 2015 quarter.
According to Mr. Mahon, "This is the second consecutive quarter in which the bank executed a bulk purchase of primarily New York City multifamily loans, which includes approximately $99 million in the 4th quarter of 2015. Dime is not in the business of purchasing loans; however, anticipating the significant infusion of new capital this quarter, management decided to leverage some of the capital with the purchase of  'typical Dime' quality loans. These loans are of relatively short duration, again typical of Dime's regular production." All purchased loans were re-underwritten using Dime's own underwriting standards.
•	Credit Summary
Non-performing loans were $1.4 million, or 0.03% of total loans, at March 31, 2016, down slightly from December 31, 2015. Accruing loans delinquent between 30 and 89 days were $2.3 million, or 0.05% of total loans, at March 31, 2016, also down slightly from December 31, 2015. The allowance for loan losses was 0.37% of total loans at March 31 31, 2016, down from 0.39% at December 31, 2015. At March 31, 2016, non-performing assets represented 1.5% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table at the end of this news release).  This number compares very favorably to both national and regional industry averages.
•	Deposits and Borrowed Funds
Increasing deposit funding, especially core deposit funding, is viewed as a significant component of the Company's long term strategic growth plan. Deposits grew at a meaningful rate of 32% annualized during the March 2016 quarter, however, due to the bulk loan purchase occurring during the period, the loan-to-deposit ratio fell only slightly to 147% as of March 31, 2016.
Deposits increased by $255.4 million during the quarter ended March 31, 2016. Despite the recent Federal Open Market Committee increase in the target federal funds rate, the average cost of deposits increased only three basis points on a linked quarter basis. Recent deposit gathering initiatives focused upon money markets and certificates of deposit ("CDs") resulted in growth of $138.2 million and $122.2 million in their respective balances during the period. Checking and non-interest bearing accounts, a primary initiative for the bank, remained at 10% of total deposits during the most recent quarter.
Total borrowings increased $110.4 million during the March 2016 quarter, all of which was used to fund loan growth.
Borrowing was in the form of Federal Home Loan Bank of New York advances, and included $77.9 million of longer-term fixed rate borrowings, with a weighted average term to maturity of 3.6 years and a weighted average cost of 1.3%. Similar duration borrowings are likely to be employed periodically to help mitigate interest rate risk.
•	Capital
The consolidated leverage ratio (Tier 1 capital to average assets) was 10.97% at March 31, 2016, well in excess of all Basel III capital requirements.
The bank's leverage capital ratio (Tier 1 capital to average assets) was 9.57% at March 31, 2016, up from 9.17% at December 31, 2015, as a result of the income generated from both ongoing operations and the real estate sale during the quarter. The bank's "Tier 1" and "Total" capital ratios (as a percentage of risk weighted assets) were 11.50% and 11.93%, respectively, at March 31, 2016, also in excess of the Basel III requirements (inclusive of conservation buffer amounts).

Reported diluted earnings per share, excluding the gain on the real estate sale, exceeded the quarterly cash dividend per share by 143% during the quarter ended March 31, 2016, equating to a 41% payout ratio. Additions to capital from ongoing operations and the real estate sale during the most recent quarterly period raised tangible book value per share by $1.22 sequentially, to $13.18 at March 31, 2016.
In closing, Mr. Palagiano stated that, "We are very pleased that through the sale of bank-owned property, we were able to add over one dollar of book value per share (about 8%), and to raise capital without diluting our shareholders. While there will be additional operating expenses resulting from our entry into leased headquarters, the expense increase will be partially offset by the earnings from the investment of cash from the sale. At the same time, I would like to thank our former president, Michael P. Devine, for shepherding this transaction through to a successful conclusion."
Outlook for the Quarter Ending June 30, 2016
At March 31, 2016, Dime had outstanding loan commitments totaling $265.0 million at an average interest rate approximating 3.42%, all of which are likely to close during the quarter ending June 30, 2016. Loan prepayments and amortization are expected to fall within the projected annualized range of 15% - 20% during the June 2016 quarter.
The Company has a balance sheet growth objective of 15% – 18% for the year ending December 31, 2016, with a preference toward utilizing retail deposits for most of its funding needs.
Despite the recent actions of the Federal Open Market Committee, deposit and borrowing funding costs are expected to remain near current historically low levels through the June 2016 quarter. At March 31, 2016, the bank had $89.4 million of CDs at an average rate of 0.84%, and $520.0 million of borrowings, at an average rate of 0.58%, scheduled to mature during the June 2016 quarter. No significant increase or reduction in funding costs is anticipated from the rollover or re-positioning of these funds.
During the remainder of 2016, the impact of the rolling 4-year charge-off experience is anticipated to be minor upon the provision for loan losses. As a result, quarterly loan loss provisions are likely to be impacted primarily by periodic loan portfolio growth.
Non‐interest expense is expected to approximate $17.5 million during the June 2016 quarter.
The Company projects that the consolidated effective tax rate will approximate 42.0% in the June 2016 quarter.
Recently Disclosed Pending Property Sale
The bank announced that it entered into an agreement to sell a real estate parcel in Williamsburg currently serving as its principal banking office. This transaction is expected to close during the second quarter of 2017. A nearby relocation of the branch office is expected to occur upon completion of the sale.

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (NASDAQ: DCOM) had $5.52 billion in consolidated assets as of March 31, 2016, and is the parent company of the bank. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. For more information, go to www.dime.com.
This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.
Contact: Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	March 31,	December 31,
	2016	2015
ASSETS:
Cash and due from banks	$192,917	$64,154
Investment securities held to maturity	5,290	5,242
Investment securities available for sale	3,787	3,756
Trading securities	10,368	10,201
Mortgage-backed securities available for sale	417	431
Federal funds sold and other short-term investments	-	-
Real Estate Loans:
One-to-four family and cooperative/condomnium apartment	74,734	72,095
Multifamily and loans underlying cooperatives (1)	4,077,657	3,752,328
Commercial real estate (1)	895,196	863,184
Unearned discounts and net deferred loan fees	7,706	7,579
Total real estate loans	5,055,293	4,695,186
Other loans	1,354	1,590
Allowance for loan losses	(18,513)	(18,514)
Total loans, net	5,038,134	4,678,262
Premises and fixed assets, net	13,770	15,150
Premises held for sale	1,379	8,799
Federal Home Loan Bank of New York capital stock	63,681	58,713
Other Real Estate Owned	18	148
Goodwill	55,638	55,638
Other assets	131,960	132,378
TOTAL ASSETS	$5,517,359	$5,032,872
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$250,339	$259,182
Interest bearing checking	82,850	78,994
Savings	368,685	368,671
Money Market	1,756,823	1,618,617
Sub-total	2,458,697	2,325,464
Certificates of deposit	981,059	858,846
Total Due to Depositors	3,439,756	3,184,310
Escrow and other deposits	126,315	77,130
Federal Home Loan Bank of New York advances	1,277,125	1,166,725
Trust preferred notes payable	70,680	70,680
Other liabilities	63,576	40,080
TOTAL LIABILITIES	4,977,452	4,538,925
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 53,326,753 shares and 53,326,753 shares issued at March 31, 2016 and December 31, 2015 respectively, and 37,399,150 shares and 37,371,992
shares outstanding at March 31, 2016 and December 31, 2015, respectively)	533	533
Additional paid-in capital	263,206	262,798
Retained earnings	496,518	451,606
Accumulated other comprehensive loss, net of deferred taxes	(8,548)	(8,801)
Unallocated common stock of Employee Stock Ownership Plan	(2,256)	(2,313)
Unearned Restricted Stock Award common stock	(2,279)	(2,271)
Common stock held by the Benefit Maintenance Plan	(9,353)	(9,354)
Treasury stock (15,927, 603 shares and 15,954,761 shares at March 31, 2016 and
December 31, 2015, respectively)	(197,914)	(198,251)
TOTAL STOCKHOLDERS' EQUITY	539,907	493,947
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,517,359	$5,032,872

(1) While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Interest income:
Loans secured by real estate	$45,651	$43,977	$41,788
Other loans	24	23	24
Mortgage-backed securities	2	2	181
Investment securities	173	331	169
Federal funds sold and
other short-term investments	661	552	650
Total interest income	46,511	44,885	42,812
Interest expense:
Deposits and escrow	6,794	6,225	5,220
Borrowed funds	5,086	5,074	7,498
Total interest expense	11,880	11,299	12,718
Net interest income	34,631	33,586	30,094
Credit for loan losses	(21)	(439)	(172)
Net interest income after
credit for loan losses	34,652	34,025	30,266

Non-interest income:
Service charges and other fees	685	761	750
Mortgage banking income, net	28	29	72
Gain on sale of real estate properties	68,187	-	-
Gain on the sale of securities and other assets	40	-	1,388
Gain (loss) on trading securities	6	(14)	62
Other	795	963	1,029
Total non-interest income	69,741	1,739	3,301
Non-interest expense:
Compensation and benefits	9,708	9,354	6,841
Occupancy and equipment	2,627	2,549	2,944
Federal deposit insurance premiums	739	602	551
Other	4,795	3,634	3,528
Total non-interest expense	17,869	16,139	13,864

Income before taxes	86,524	19,625	19,703
Income tax expense	36,487	8,241	7,925

Net Income	$50,037	$11,384	$11,778

Earnings per Share ("EPS"):	$1.37	$0.31	$0.33
Basic	$1.36	$0.31	$0.33
Diluted

Average common shares outstanding for Diluted EPS	36,662,951	36,521,748	36,053,459

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Reconciliation of Reported and Adjusted ("Core") Net Income (1):
Net Income	$50,037	$11,384	$11,778
Less: After tax gain on sale of securities	-	-	(764)
Add: After-tax expense associated with the prepayment of borrowings	-	-	750
Less: After tax gain on the sale of real estate	(37,483)	-	-
Less: After tax credit on curtailment of postretirement health benefits	-	-	(1,868)
Adjusted ("Core") net income	$12,554	$11,384	$9,896

Performance Ratios (Based upon Reported Net Income):
Reported Earnings Per Share ("EPS") (Diluted)	$1.36	$0.31	$0.33
Return on Average Assets	3.87%	0.93%	1.04%
Return on Average Stockholders' Equity	39.47%	9.32%	10.18%
Return on Average Tangible Stockholders' Equity	43.49%	10.30%	11.33%
Net Interest Spread	2.63%	2.72%	2.59%
Net Interest Margin	2.80%	2.88%	2.80%
Non-interest Expense to Average Assets	1.38%	1.32%	1.23%
Efficiency Ratio	49.45%	45.67%	43.32%
Effective Tax Rate	42.17%	41.99%	40.22%

Performance Ratios (Based upon "Core Net Income" as calculated above):
EPS (Diluted)	$0.34	$0.31	$0.27
Return on Average Assets	0.97%	0.93%	0.88%
Return on Average Stockholders' Equity	9.90%	9.32%	8.56%
Return on Average Tangible Stockholders' Equity	10.91%	10.30%	9.52%
Net Interest Spread	2.63%	2.72%	2.53%
Net Interest Margin	2.80%	2.88%	2.71%
Non-interest Expense to Average Assets	1.38%	1.32%	1.53%
Efficiency Ratio	49.45%	45.67%	51.81%
Effective Tax Rate	42.17%	41.99%	39.23%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$14.44	$13.22	$12.65
Tangible Book Value Per Share	13.18	11.96	11.40

Average Balance Data:
Average Assets	$5,171,368	$4,875,199	$4,520,316
Average Interest Earning Assets	4,955,643	4,657,917	4,301,804
Average Stockholders' Equity	507,151	488,845	462,670
Average Tangible Stockholders' Equity	460,249	442,277	415,827
Average Loans	4,818,516	4,555,291	4,174,083
Average Deposits	3,068,456	3,109,044	2,750,791

Asset Quality Summary:
Net (recoveries) charge-offs	$(20)	$6	$84
Non-performing Loans (excluding loans held for sale)	1,442	1,611	6,399
Non-performing Loans/ Total Loans	0.03%	0.03%	0.15%
Nonperforming Assets (2)	$2,705	$2,995	$7,453
Nonperforming Assets/Total Assets	0.05%	0.06%	0.16%
Allowance for Loan Loss/Total Loans	0.37%	0.39%	0.43%
Allowance for Loan Loss/Non-performing Loans	1283.84%	1149.22%	285.00%
Loans Delinquent 30 to 89 Days at period end	$2,291	$2,970	$1,239

Consolidated Capital Ratios
Tangible Stockholders' Equity to Tangible Assets at period end	9.02%	8.98%	9.27%
Tier 1 Capital to Average Assets	10.97%	10.70%	10.81%

Regulatory Capital Ratios (Bank Only):
Common Equity Tier 1 Capital to Risk-Weighted Assets	11.50%	11.55%	12.43%
Tier 1 Capital to Risk-Weighted Assets ("Tier 1 Capital Ratio")	11.50%	11.55%	12.43%
Total Capital to Risk-Weighted Assets ("Total Capital Ratio")	11.93%	12.03%	12.98%
Tier 1 Capital to Average Assets	9.57%	9.17%	9.24%

(1) Adjusted ("Core") net income is a "non-GAAP" measure. A reconciliation from the comparable GAAP measure is provided herein.
(2) Amount comprised of total non-accrual loans and the recorded balance of pooled bank trust preferred security investments that were deemed to meet the criteria of a non-performing asset.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
		March 31, 2016			December 31, 2015			March 31, 2015
	Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$4,817,095	$45,651	3.79%	$4,553,788	$43,977	3.86%	$4,172,422	$41,788	4.01%
Other loans	1,421	24	6.76	1,503	23	6.12	1,661	24	5.78
Mortgage-backed securities	414	2	1.93	425	2	1.88	23,119	181	3.13
Investment securities	20,217	173	3.42	18,773	331	7.05	18,414	169	3.67
Federal funds sold and other short-term investments	116,496	661	2.27	83,428	552	2.65	86,188	650	3.02
Total interest earning assets	4,955,643	$46,511	3.75%	4,657,917	$44,885	3.85%	4,301,804	$42,812	3.98%
Non-interest earning assets	215,725			217,282			218,512
Total assets	$5,171,368			$4,875,199			$4,520,316

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$79,839	$56	0.28%	$76,932	$56	0.29%	$77,086	$55	0.29%
Money Market accounts	1,689,903	3,379	0.80	1,548,821	3,060	0.78	1,179,713	1,915	0.66
Savings accounts	367,707	45	0.05	365,563	46	0.05	372,308	45	0.05
Certificates of deposit	931,007	3,314	1.43	873,910	3,063	1.39	928,039	3,205	1.40
Total interest bearing deposits	3,068,456	6,794	0.89	2,865,226	6,225	0.86	2,557,146	5,220	0.81
Borrowed Funds	1,182,114	5,086	1.73	1,094,438	5,074	1.84	1,162,983	7,498	2.61
Total interest-bearing liabilities	4,250,570	$11,880	1.12%	3,959,664	$11,299	1.13%	3,720,129	$12,718	1.39%
Non-interest bearing checking accounts	260,977			243,818			193,645
Other non-interest-bearing liabilities	152,670			182,872			143,872
Total liabilities	4,664,217			4,386,354			4,057,646
Stockholders' equity	507,151			488,845			462,670
Total liabilities and stockholders' equity	$5,171,368			$4,875,199			$4,520,316
Net interest income		$34,631			$33,586			$30,094
Net interest spread			2.63%			2.72%			2.59%
Net interest-earning assets	$705,073			$698,253			$581,675
Net interest margin			2.80%			2.88%			2.80%
Ratio of interest-earning assets to interest-bearing liabilities		116.59%			117.63%			115.64%

Deposits (including non-interest bearing checking accounts)	$3,329,433	$6,794	0.82%	$3,109,044	$6,225	0.79%	$2,750,791	$5,220	0.77%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$2,618			$2,675			$2,299
Borrowing prepayment costs		-			-			$1,362
Real estate loans (excluding net prepayment and late payment fee income)			3.57%			3.63%			3.79%
Interest earning assets (excluding net prepayment and late payment fee income)			3.54%			3.62%			3.77%
Borrowings (excluding prepayment costs)			1.73%			1.84%			2.14%
Interest bearing liabilities (excluding borrowing prepayment costs)			1.12%			1.13%			1.24%
Net Interest income (excluding loan prepayment and late payment fees and borrowing
prepayment costs)		$ 32,013			$ 30,911			$ 29,157
Net Interest margin (excluding loan prepayment and late payment fees and
borrowing prepayment costs)			2.58%			2.65%			2.71%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars In thousands)

	At March 31,	At December 31,	At March 31,
Non-Performing Loans	2016	2015	2015
One- to four-family and cooperative/condominium apartment	$1,102	$1,113	$1,141
Multifamily residential and mixed use residential real estate (1)(2)	287	287	537
Mixed use commercial real estate (2)	53	-	-
Commercial real estate	-	207	4,717
Other	-	4	4
Total Non-Performing Loans (3)	$1,442	$1,611	$6,399
Other Non-Performing Assets
Non-performing loans held for sale	-	-	-
Other real estate owned	18	148	148
Pooled bank trust preferred securities (4)	1,245	1,236	906
Total Non-Performing Assets	$2,705	$2,995	$7,453

TDRs not included in non-performing loans (3)
One- to four-family and cooperative/condominium apartment	384	598	603
Multifamily residential and mixed use residential real estate (1)(2)	685	696	721
Mixed use commercial real estate (2)	4,324	4,344	4,400
Commercial real estate	3,412	3,428	3,475
Total Performing TDRs	$8,805	$9,066	$9,199

(1) Includes loans underlying cooperatives.

(2) While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in this table because there is a residential component to the income, which makes them generally viewed as less risky than pure commercial real estate loans.

(3) Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR. These non-accruing TDRs, which totaled $207 at December 31, 2015 and $5,088 at March 31, 2015, are

included in the non-performing loan table, but excluded from the TDR amount shown above. There were no non-accruing TDRs at March 31, 2016.

(4) As of the dates indicated, certain pooled bank trust preferred securities were deemed to meet the criteria of a non-performing asset.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At March 31,	At December 31,	At March 31,
	2016	2015	2015
Total Non-Performing Assets	$2,705	$2,995	$7,453
Loans 90 days or more past due on accrual status (5)	4,713	4,532	1,711
TOTAL PROBLEM ASSETS	$7,418	$7,527	$9,164

Tier One Capital - The Dime Savings Bank of Williamsburgh	$487,759	$440,374	$416,067
Allowance for loan losses	18,513	18,514	18,237
TANGIBLE CAPITAL PLUS RESERVES	$506,272	$458,888	$434,304

PROBLEM ASSETS AS A PERCENTAGE OF
TANGIBLE CAPITAL AND RESERVES	1.5%	1.6%	2.1%

(5) These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.